Exhibit 10.1

AMENDMENT to STOCK purchase Agreement

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 25, 2013, is entered into by and between VelaTel Global Communications, Inc., a Nevada corporation (“Company”), and Ironridge Technology Co., a division of Ironridge Global IV, Ltd., a British Virgin Islands business company (“Purchaser”).

WHEREAS, the parties entered into that certain Stock Purchase Agreement dated as of December 14, 2012 (the “Purchase Agreement”), which provides for the issuance and sale of $12,000,000.00 in shares of convertible, redeemable Series B Preferred Stock of the Company; and

WHEREAS, the parties wish to amend the Purchase Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Company and Purchaser hereby agree as follows:

1.	Definitions; Interpretation. Unless otherwise defined herein, all capitalized terms used herein and defined in the Purchase Agreement shall have the respective meanings given to those terms in the Purchase Agreement.
2.	Amendment. Section V.C. of the Purchase Agreement is hereby amended and restated to read in its entirety as follows:

“C. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, which consent will not be unreasonably withheld. Purchaser may not assign any or all of its rights under this Agreement.”

3.	Effect of Agreement. Except as expressly provided hereunder, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Purchaser, nor constitute a waiver of any provision of the Purchase Agreement. Except as amended above, the Purchase Agreement remains in full force and effect.
4.	Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.
5.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law that would require or permit the application of the laws of any other jurisdiction.
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6.	Counterparts. This Agreement may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

VELATEL GLOBAL COMMUNICATIONS, INC.

By: /s/ George Alvarez

Name: George Alvarez

Title: Chief Executive Officer

IRONRIDGE TECHNOLOGY CO.,

a division of IRONRIDGE GLOBAL IV, LTD

By: /s/ Peter Cooper

Name: Peter Cooper

Title: Director

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